Exhibit 99.1

ARRIS Announces Preliminary and Unaudited Second Quarter 2017 Results

SUWANEE, Ga., August 2, 2017 – ARRIS International plc (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the second quarter 2017.

Second Quarter 2017 Financial Highlights

•	GAAP revenues were $1.664 billion

•	Adjusted revenues (a non-GAAP measure) were $1.667 billion

•	GAAP net income was $0.16 per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.63 per diluted share

•	End-of-quarter cash resources were $1.385 billion

•	Cash from operating activities was $243.6 million

•	Order backlog was $1.326 billion

•	Book-to-bill ratio was 1.01

“We entered the second quarter with significantly increased momentum across both our segments and exceeded our expectations. Growing consumer internet usage delivering high value video content fuels the increasing investment in broadband capacity. With respect to the third quarter 2017, we expect performance to improve further with revenues in a range of $1.740 billion to $1.790 billion, GAAP net income per diluted share of $0.23 to $0.28, and adjusted net income per diluted share of $0.66 to $0.71. We remain on track to achieve results within our full year 2017 guidance ranges provided at our investor day in March,” said Bruce McClelland, ARRIS CEO. “While slightly delayed, we anticipate closing the Ruckus Networks acquisition early in the fourth quarter once regulatory approvals are complete. We expect the acquisition to be accretive on a non-GAAP basis in 2018.”

GAAP revenues in the second quarter 2017 of $1.664 billion were down $66 million, or 4%, as compared to second quarter 2016 revenues of $1.730 billion. Second quarter revenues were up $181 million, or 12%, as compared to first quarter 2017 revenues of $1.483 billion. The second quarter 2017 revenues reflect a reduction of $2.7 million related to outstanding warrants held by customers.

Through the first six months of 2017, revenues of $3.147 billion were down $198 million, or 6%, as compared to the first six months of 2016 revenues of $3.345 billion.

Adjusted revenues (a non-GAAP measure) in the second quarter 2017 were $1.667 billion as compared to $1.734 billion for the second quarter 2016, and first quarter 2017 revenues of $1.485 billion.

Year to date, adjusted revenues were $3.152 billion for 2017 as compared to the first six months of 2016 adjusted revenues of $3.349 billion.

A reconciliation of adjusted revenue to GAAP revenue is attached to this release and also can be found on the Company’s website (www.arris.com).

GAAP net income in the second quarter 2017 was $0.16 per diluted share, as compared to GAAP net income of $0.44 per diluted share in the second quarter of 2016 and a GAAP net loss of $(0.21) per diluted share in the first quarter 2017.

Year to date, GAAP net loss was $(0.05) per diluted share for 2017, as compared to the first six months of 2016 GAAP net loss of $(0.62) per diluted share.

Adjusted net income (a non-GAAP measure) in the second quarter 2017 was $0.63 per diluted share, as compared to $0.84 per diluted share for the second quarter 2016, and the first quarter 2017 adjusted net income of $0.40 per diluted share.

Year to date, adjusted net income was $1.04 per diluted share for 2017 as compared to the first six months of 2016 adjusted net income of $1.30 per diluted share.

A reconciliation of adjusted net income per diluted share to GAAP net income per diluted share is attached to this release and also can be found on the Company’s website (www.arris.com).

Cash & Cash Equivalents - The Company ended the second quarter 2017 with $1.385 billion of cash resources, as compared to $1.217 billion at the end of the first quarter 2017. The Company generated $243.6 million of cash from operating activities during the second quarter 2017, as compared to $260.8 million during the second quarter of 2016. Through the first six months of 2017, the Company generated $495.8 million of cash from operating activities. This compares to $38.2 million generated during the same period in 2016.

The Company purchased 1.7 million ordinary shares for $43.9 million during the second quarter. Through the first six months of 2017 the Company purchased 4.9 million ordinary shares for $127.0 million. As of June 30, 2017 the Company had $295.0 million remaining in available repurchase authorization.

Order backlog at the end of the second quarter 2017 was $1.326 billion as compared to $1.239 billion and $1.304 billion at the end of the second quarter 2016 and the first quarter 2017, respectively. The Company’s book-to-bill ratio in the second quarter 2017 was 1.01 as compared to the second quarter 2016 of 0.94 and the first quarter 2017 of 1.13.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, August 2, 2017, to discuss these results in detail. You may participate in this conference call by dialing 888-655-5028 or 503-343-6025 for international calls prior to the start of the call and providing the ARRIS International plc name, conference pass code 51622616# and Bob Puccini as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through August 9, 2017 8:00 pm/ET, by dialing 855-859-2056 or 404-537-3406 for international calls and using the pass code 51622616. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arris.com.

Forward-Looking Statements

Statements made in this press release, including those related to revenues and net income for the third quarter 2017 and beyond, the proposed acquisition of the Ruckus Networks business, and the general market outlook and industry trends are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:

•	projected results for the third quarter 2017, as well as the general outlook for 2017, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	the proposed acquisition of the Ruckus Networks business may not be completed as a result of failure to obtain regulatory approvals or other reasons;

•	the anticipated benefits from the Ruckus Networks acquisition may not be realized;

•	we may encounter significant transaction costs and unknown liabilities in connection with the Ruckus Networks acquisition;

•	volatility in currency fluctuation may adversely impact our international customers’ ability or willingness to purchase products and the pricing of our products;

•	volatility in component pricing and supply could impact revenues and gross margins more than currently anticipated;

•	impacts of the U.K. invoking Article 50 of the Lisbon Treaty to leave the European Union, could have an adverse impact on our results of operations;

•	regulatory changes, including those related to tax and the FCC, could have an adverse impact on our operations and results of operations;

•	the impact of litigation and similar regulatory proceedings that we are involved in or may become involved in, including the costs of such litigation;

•	our customers operate in a capital intensive consumer-based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that we offer; and

•	because the market in which we operate is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended March 31, 2017. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements publicly or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, LLC. All other trademarks are the property of their respective owners. © ARRIS Enterprises, LLC. 2017. All rights reserved.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	March 31,		December 31,	September 30,	June 30,
	2017	2017		2016	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,346,028	$1,126,248		$980,123	$1,031,978	$870,992
Short-term investments, at fair value	38,759	90,673		115,553	67,568	21,882

Total cash, cash equivalents and short term investments	1,384,787	1,216,921		1,095,676	1,099,546	892,874
Accounts receivable, net	991,539	1,018,108	(1)	1,359,430	1,104,596	1,053,760
Other receivables	132,742	109,117	(1)	73,193	45,456	55,698
Inventories, net	657,881	556,264		551,541	598,105	647,497
Prepaid income taxes	16,354	21,845		51,476	30,123	29,797
Prepaids	32,149	27,898		21,163	30,992	39,388
Other current assets	119,405	132,340		127,593	140,894	136,177

Total current assets	3,334,857	3,082,491		3,280,071	3,049,712	2,855,191
Property, plant and equipment, net	355,033	354,050		353,378	352,380	367,696
Goodwill	2,014,550	2,018,012		2,016,169	2,083,567	2,089,840
Intangible assets, net	1,491,103	1,586,187		1,677,178	1,772,243	1,902,864
Investments	61,047	65,035		72,932	80,914	77,749
Deferred income taxes	199,102	190,037		298,757	269,011	224,889
Other assets	54,843	58,920		59,878	43,990	21,626

	$7,510,535	$7,354,732		$7,758,362	$7,651,816	$7,539,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,201,883	$1,020,234		$1,048,904	$1,010,152	$1,016,956
Accrued compensation, benefits and related taxes	81,355	73,221		139,795	123,449	97,273
Accrued warranty	44,812	46,330		49,618	56,795	66,568
Deferred revenue	130,454	145,197		132,128	160,899	147,284
Current portion of LT debt & financing lease obligations	89,336	82,767		82,734	82,762	94,217
Current income taxes liability	9,487	20,278		23,134	1,434	2,892
Other accrued liabilities	303,013	300,861		357,823	317,638	262,603

Total current liabilities	1,860,340	1,688,888		1,834,135	1,753,129	1,687,793
Long-term debt & financing lease obligations, net of current portion	2,134,506	2,159,300		2,180,009	2,200,642	2,221,383
Accrued pension	55,532	54,808		52,652	51,878	55,742
Noncurrent income taxes	114,187	120,493		123,344	109,955	84,694
Deferred income taxes	83,516	89,261		223,529	337,582	348,378
Other noncurrent liabilities	120,381	112,977		117,957	138,227	138,013

Total liabilities	4,368,462	4,225,726		4,531,626	4,591,413	4,536,004
Stockholders’ equity:
Ordinary shares	2,786	2,802		2,831	2,825	2,834
Capital in excess of par value	3,356,184	3,322,803		3,314,707	3,259,143	3,227,758
Accumulated other comprehensive loss	2,211	10,628		3,291	(21,410)	(28,973)
Retained earnings (deficit)	(256,705)	(243,207)		(132,013)	(220,296)	(240,424)

Total ARRIS International plc stockholders’ equity	3,104,475	3,093,025		3,188,816	3,020,263	2,961,195
Stockholders’ equity attributable to noncontrolling interest	37,598	35,980		37,921	40,141	42,655

Total stockholders’ equity	3,142,073	3,129,005		3,226,737	3,060,404	3,003,850

	$7,510,535	$7,354,732		$7,758,362	$7,651,816	$7,539,853

(1)	The presentation of accounts receivable and other receivables has been revised as of March 31, 2017, to classify approximately $51 million of other receivable previously reflected in trade accounts receivable.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016
Net sales	$1,664,170	$1,730,044	$3,147,276	$3,344,750
Cost of sales	1,260,813	1,285,310	2,406,661	2,515,983

Gross margin	403,357	444,734	740,615	828,766
Operating expenses:
Selling, general, and administrative expenses	113,921	105,746	218,559	225,711
Research and development expenses	133,098	152,580	266,060	313,728
Amortization of intangible assets	91,012	109,883	184,657	208,377
Integration, acquisition, restructuring and other costs	9,690	43,137	19,785	134,057

	347,721	411,346	689,062	881,871

Operating income (loss)	55,636	33,388	51,553	(53,104)
Other expense (income):
Interest expense	23,344	19,102	43,027	38,728
Loss on investments	3,609	6,389	8,138	8,347
Loss (gain) on foreign currency	9,373	(9,801)	14,113	2,440
Interest income	(1,788)	(1,185)	(3,709)	(1,968)
Other (income) expense, net	926	5,219	841	4,868

Income (loss) before income taxes	20,172	13,664	(10,858)	(105,521)
Income tax (benefit) expense	(8,302)	(68,795)	1,699	17,218

Consolidated net income (loss)	28,474	82,459	(12,557)	(122,738)
Net loss attributable to noncontrolling interests	(1,862)	(1,769)	(3,795)	(4,392)

Net income (loss) attributable to ARRIS International plc	$30,336	$84,228	($8,762)	($118,346)

Net income (loss) per ordinary share (1):
Basic	$0.16	$0.44	$(0.05)	$(0.62)

Diluted	$0.16	$0.44	$(0.05)	$(0.62)

Weighted average ordinary shares:
Basic	186,803	190,409	188,291	191,076

Diluted	189,002	191,250	190,932	191,076

(1)	Calculated based on net income (loss) attributable to shareowners of ARRIS International plc

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2017		2016	2017	2016
Operating Activities:
Consolidated net income (loss)	$28,474		$82,459	(12,557)	$(122,737)
Depreciation	21,690		22,172	43,003	46,043
Amortization of intangible assets	92,672		111,541	187,978	211,307
Amortization of deferred finance fees and debt discount	1,988		1,935	3,891	3,864
Impairment of intangibles	—		2,300	—	2,300
Deferred income tax (benefit) provision	(16,740)		(42,424)	(37,523)	(79,337)
Foreign currency remeasurement of certain income tax accounts	4,060		—	7,191	—
Share-based compensation expense	22,325		11,901	41,740	26,177
Provision for non-cash warrants	2,658		4,283	5,081	4,283
Provision for doubtful accounts	(69)		209	(248)	1,054
Loss on disposal of plant, property and equipment and other	1,298		3,945	1,590	3,929
Loss/impairment on investments	3,609		6,389	8,139	8,348
Excess tax benefits from stock-based compensation plans	—		—	—	(2,354)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	24,060	(1)	(81,428)	368,020	49,033
Other receivables	(23,625	)(1)	(23,285)	(59,549)	(14,022)
Inventory	(103,689)		15,560	(106,841)	181,737
Accounts payable and accrued liabilities	179,608		208,067	36,881	(327,584)
Prepaids and other, net	5,247		(62,860)	8,993	46,188

Net cash provided by operating activities	243,566		260,764	495,789	38,229
Investing Activities:
Purchases of investments	(6,371)		(17,470)	(62,250)	(22,248)
Sales of investments	58,416		348	150,301	2,441
Purchases of property, plant & equipment, net	(21,033)		(14,612)	(42,900)	(23,752)
Proceeds from sale-leaseback transaction	—		—	826	—
Acquisitions, net of cash acquired	—		—	—	(340,118)
Purchases of intangible assets	(422)		(2,000)	(422)	(3,310)
Other, net	—		575	—	3,507

Net cash provided by (used in) investing activities	30,590		(33,159)	45,555	(383,480)
Financing Activities:
Proceeds from issuance of debt	30,314		—	30,314	800,000
Proceeds from sale-leaseback financing transaction	—		—	(204)	—
Payment of accounts receivable financing facility	—		—	—	(12,042)
Payment of financing lease obligation	(201)		(150)	(201)	(314)
Payment of debt obligations	(52,864)		(22,375)	(75,239)	(275,000)
Payment for deferred financing costs and debt discount	(1,462)		—	(1,462)	(2,304)
Repurchase of shares	(43,855)		—	(126,965)	(150,003)
Excess income tax benefits from stock-based compensation plans	—		—	—	2,354
Repurchase of shares to satisfy employee minimum tax withholdings	(128)		(148)	(13,882)	(14,193)
Proceeds from issuance of shares, net	8,530		6,879	8,553	4,163
Contribution from noncontrolling interest	3,500		—	3,500	—

Net cash (used in) provided by financing activities	(56,166)		(15,794)	(175,586)	352,661
Effect of exchange rate changes on cash and cash equivalents	1,790		—	147	—
Net increase in cash and cash equivalents	219,780		211,811	365,905	7,410
Cash and cash equivalents at beginning of period	1,126,248		659,181	980,123	863,582

Cash and cash equivalents at end of period	$1,346,028		$870,992	$1,346,028	$870,992

(1)	The presentation of accounts receivable and other receivables has been revised as of March 31, 2017, to classify approximately $51 million of other receivable previously reflected in trade accounts receivable.

ARRIS INTERNATIONAL PLC

PRELIMINARY ADJUSTED SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

	Q2 2016		Q1 2017		Q2 2017		JUN YTD 2016		JUN YTD 2017
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Sales	$1,730,044		$1,483,106		$1,664,170		$3,344,750		$3,147,276
Highlighted items:
Reduction in revenue related to warrants	4,283		2,423		2,658		4,283		5,081

Adjusted sales	$1,734,327		$1,485,529		$1,666,828		$3,349,033		$3,152,357

Net income (loss) attributable to ARRIS International plc	84,228	0.44	(39,098)	(0.21)	30,336	0.16	(118,345)	(0.62)	(8,762)	(0.05)
Highlighted Items:
Impacting gross margin:
Stock compensation expense	1,997	0.01	3,252	0.02	3,495	0.02	4,236	0.02	6,747	$0.04
Reduction in revenue related to warrants	4,283	0.02	2,423	0.01	2,658	0.01	4,283	0.02	5,081	$0.03
Acquisition accounting impacts of fair valuing inventory	20,039	0.10	908	—	—	—	50,331	0.26	908	—
Impacting operating expenses:
Integration, acquisition, restructuring and other costs	43,137	0.23	10,095	0.05	9,690	0.05	134,057	0.70	19,785	$0.10
Amortization of intangible assets	109,883	0.57	93,646	0.49	91,012	0.48	208,375	1.08	184,658	$0.97
Stock compensation expense	9,905	0.05	16,163	0.08	18,829	0.10	21,942	0.11	34,992	$0.18
Noncontrolling interest share of Non - GAAP adjustments	(776)	—	(804)	—	(811)	—	(1,552)	(0.01)	(1,615)	(0.01)
Impacting other (income)/expense:
Impairment of Investments	5,000	0.03	2,750	0.01	—	—	5,000	0.03	2,750	$0.01
Debt amendment fees	—	—	—	—	2,782	0.01	—	—	2,782	$0.01
Credit facility - ticking fees	—	—	—	—	—	—	(9)	—	—	—
Foreign exchange contract losses related to cash consideration of Pace acquisition	—	—	—	—	—	—	1,610	0.01	—	—
Remeasurement of certain deferred tax liabilities	—	—	2,112	0.01	2,828	0.01	—	—	4,940	$0.03
Impacting income tax expense:
Foreign withholding tax	—	—	—	—	—	—	54,741	0.28	—	—
Net tax items	(117,291)	(0.61)	(13,333)	(0.07)	(40,853)	(0.22)	(113,874)	(0.59)	(54,270)	(0.28)

Total highlighted items	76,177	0.40	117,212	0.61	89,630	0.47	369,140	1.92	206,758	$1.08

Adjusted net income	160,405	0.84	78,114	0.40	119,966	0.63	250,795	1.30	197,996	$1.04

Weighted average - ordinary shares basic		190,409		189,796		186,803		191,076		188,291

Weighted average ordinary shares - diluted		191,250		192,879		189,002		192,421		190,932

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & GROSS MARGIN RECONCILATION

(in thousands)

(unaudited)

	Q2 2016	Q1 2017	Q2 2017	Jun YTD 2016	Jun YTD 2017
Sales - GAAP	1,730,044	1,483,105	1,664,170	3,344,750	3,147,276
Fair Value of Warrants Adjustment	4,283	2,423	2,658	4,283	5,081

Adjusted Sales - Non - GAAP	1,734,327	1,485,528	1,666,828	3,349,033	3,152,357

GAAP Gross Margin	444,734	337,257	403,357	828,766	740,615
Fair Value of Inventory Adjustment	20,039	908	—	50,331	908
Equity Compensation	1,997	3,252	3,495	4,236	6,747
Fair Value of Warrants Adjustment	4,283	2,423	2,658	4,283	5,082

Adjusted Gross Margin - Non-GAAP	471,054	343,840	409,511	887,617	753,351

GAAP Gross Margin - %	25.7%	22.7%	24.2%	24.8%	23.5%
Adjusted Gross Margin - Non-GAAP- %	27.2%	23.1%	24.6%	26.5%	23.9%

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & DIRECT CONTRIBUTION RECONCILATION

(in thousands)

(unaudited)

	Q2 2017
	Network & Cloud	CPE	Corp/Other	Total
Net Sales	510,972	1,155,883	(2,685)	1,664,170
Non GAAP Adjustments (1)	—	—	2,658	2,658

Adjusted Net Sales	510,972	1,155,883	(27)	1,666,828

Direct Contribution (2)	192,775	123,724	(160,161)	156,338
Non GAAP Adjustments (3)	—	—	24,983	24,983

Adjusted Direct Contribution	192,775	123,724	(135,179)	181,321

Direct Contribution % of sales	37.7%	10.7%		10.9%

(1)	Impact of warrants adjustment.
(2)	Defined as gross margin less direct operating expenses, excluding amortization of intangible assets, restructuring charges, acquisition, integration and other costs.
(3)	Equity compensation expense and warrants adjustment.

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED EPS GUIDANCE RECONCILATION (2)

(in millions, except per share data)

	Q3 2017 Guidance	Full Year 2017 Guidance
Estimated GAAP Sales - $M	1.736 - 1,786	6,610 - 6,810
Warrants - $M (1)	4	5 - 20

Estimated Adjusted (Non-GAAP) Sales - $M	1,740 - 1,790	6,615 - 6,830

Estimated GAAP EPS	$0.23 - $0.28	$0.61 - $0.81
Reconciling Items:
Amortization of Intangibles	0.48	1.93
Stock Compensation Expense	0.10	0.43
Integration and Other Costs	0.06	0.21
Warrants (1)	0.02	0.06
Net tax items	(0.23)	(0.84)

Subtotal	0.43	1.79

Estimated Adjusted (Non-GAAP) EPS	$0.66 - $0.71	$2.40 - $2.60

(1)	GAAP sales and EPS will be impacted by the fair value of warrants issued which can vary depending upon the ultimate volumes, product mix and fair value calculation.
(2)	Excludes pending Ruckus Acquisition

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Reduction in Revenue Related to Warrants: We entered into agreements with two customers for the issuance of warrants to purchase up to 14.0 million of ARRIS’s ordinary shares. Vesting of the warrants is subject to certain purchase volume commitments, and therefore the accounting guidance requires that we record any change in the fair value of warrants as a reduction in revenue. Until final vesting, changes in the fair value of the warrants will be marked to market and any adjustment recorded in revenue. We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total revenues and gross margin.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income (loss) measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of restricted stock units. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Acquisition Accounting Impacts Related to Inventory Valuation: In connection with the accounting related to our acquisitions, business combinations rules require the acquired inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially we are required to write the inventory up to end customer price less a reasonable margin as a distributor. We have excluded the resulting adjustments in inventory and cost of goods sold as the historic and forward gross margin trends will differ as a result of the adjustments. We believe it is useful to understand the effects of this on cost of goods sold and margin.

Integration, Acquisition, Restructuring Costs and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income (loss) measures. We incurred expenses in connection with the ActiveVideo, Pace Combination and pending Ruckus Networks acquisition, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring expenses consist of employee severance and abandoned facilities. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: The joint venture formed for the ActiveVideo acquisition is accounted for by ARRIS under the consolidation method. As a result, the consolidated statements of operations include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non GAAP adjusted measures recorded by the venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment of Investments: We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In 2017, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement and extend the maturitity of the Term Loan B. We have excluded the effect of the associated fees in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our interest expense.

Credit Facility - Ticking Fees: In connection with our acquisition of Pace, the cash portion of the consideration was funded through debt financing commitments. A ticking fee was paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Foreign Exchange Contract Losses Related to Cash Consideration of Pace Acquisition: In the second quarter of 2015, the Company announced its intent to acquire Pace plc in exchange for stock and cash. We subsequently entered into foreign exchange forward contracts in order to hedge the foreign currency risk associated with the cash consideration of the Pace acquisition. These foreign exchange forward contracts were not designated as hedges, and accordingly, all changes in the fair value of these instruments are recognized as a loss (gain) on foreign currency in the Consolidated Statements of Operations. We believe it is useful to understand the effect of this on our other expense (income).

Remeasurement of Certain Deferred Tax Liabilities: The Company recorded a foreign currency remeasurement (gain) loss related to a deferred income tax liability, in the United Kingdom, arising from the assignment of intangibles acquired in the Pace acquisition. This deferred income tax liability is denominated in GBP. The foreign currency remeasurement gain derives from the remeasurement of the GBP deferred income tax liability to the USD, since the date of the acquisition. We have excluded the impact of this gain in the calculation of our non-GAAP measures. We believe it is useful to understand the effect of this item on our total other expense (income).

Foreign Withholding Tax: In connection with our acquisition of Pace, ARRIS US Holdings, Inc. transferred shares of its subsidiary ARRIS Financing II Sarl to ARRIS International plc. Under U.S. tax law, based on the best available information, we believe the transfer constituted a deemed distribution from ARRIS U.S. Holdings Inc. to ARRIS International plc that is treated as a dividend for U.S. tax purposes. A deemed dividend of this type is subject to U.S. withholding tax to the extent of the current and accumulated earnings and profits (as computed for tax purposes) (“E&P”) of ARRIS U.S. Holdings Inc., which include the E&P of the former ARRIS Group, Inc. and subsidiaries through December 31, 2016. Accordingly, ARRIS U.S. Holdings Inc. remitted U.S. withholding tax in the amount of $55 million based upon its estimated E&P of $1.1 billion and the U.S. dividend withholding tax rate of 5 percent (as provided in Article 10 (Dividends) of the United Kingdom-United States Tax Treaty). We have excluded the withholding tax in calculating our non-GAAP financial measures.

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.